Exhibit 4.15

AMENDMENT TO WARRANT

ISSUED TO

THE ARIZONA BOARD OF REGENTS ON BEHALF OF

THE UNIVERSITY OF ARIZONA

BY CANCER PREVENTION PHARMACEUTICALS, INC.

File #UA98-023

This Amendment (“Amendment”) to Warrant Issued to the Arizona Board of Regents on Behalf of the University of Arizona by Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”) is effective as of January 8, 2016.

WHEREAS, the Company is the successor of Cancer Prevention Pharmaceuticals, LLC, an Arizona corporation (the “Predecessor LLC”) and reference herein to the Company shall mean and include the Predecessor LLC.

WHEREAS, the Arizona Board of Regents, on behalf of the University of Arizona (“Arizona”) is the holder of a Warrant to purchase shares of the Company’s Common Stock (“Warrant”) issued pursuant to the Warrant Purchase Agreement between the Company and Arizona dated May 28, 2009 (“Purchase Agreement”).

WHEREAS, the Warrant and Purchase Agreement were modified by letter agreement dated January 12, 2010 to reflect the conversion of the Predecessor LLC to a Delaware corporation and of the securities covered by the Warrant from limited liability company interests to shares of common stock.

WHEREAS, the Company and Arizona desire to extend the Expiration Date from May 28, 2016 to May 28, 2019.

WHEREAS, the Company has filed a registration statement under the Securities Act of 1933, as amended, for a firm commitment underwritten public offering of its Common Stock, and, consequently, the parties believe that the provisions of Section 8(f) of the Warrant are no longer necessary.

Now and therefore, Arizona and the Company agree that (i) the Expiration Date is extended to May 28, 2019 and all reference in the Warrant to the “Exercise Period” shall mean and refer to the Expiration Date as so extended and (ii) upon the effectiveness of the Registration Statement, Section 8(f) of the Warrant is deleted.

All other terms and conditions of the Warrant and the Purchase Agreement shall remain unchanged and in effect.

IN WITNESS WHEREOF, the parties hereto agree to execute this Amendment by the below signatures of their duly authorized officers or representatives.

COMPANY	ARIZONA

By: /s/ Jeffrey Jacob	By: /s/ Douglas M. Hockstad
Name: Jeffrey Jacob	Name: Douglas M. Hockstad
Title: Chief Executive Officer	Title: Director, Tech Transfer Arizona
Date: 01/08/2016	Date: 01/08/2016